Exhibit 99.1

International Rectifier Reaches Agreement in Principle to Settle Securities Class Action Lawsuit

EL SEGUNDO, Calif.—(BUSINESS WIRE)—July 31 , 2009 — International Rectifier Corporation (NYSE:IRF) today announced that it has reached an agreement in principle to settle a securities class action lawsuit pending against the Company and certain of its former officers or directors, entitled, Edward R. Koller v. International Rectifier Corporation, et. al., Civil Action No. 07-02544-JFW (VBKx), in the United States District Court for the Central District of California (the “Litigation”). The Litigation was originally filed against the Company and certain of its former officers and directors in April, 2007. The putative class consists of purchasers of Company stock (excluding insiders) during the period July 31, 2003 through February 11, 2008.

The settlement is subject to negotiation and execution of a formal settlement agreement and is dependent upon final approval by the United States District Court for the Central District of California. The proposed settlement would resolve all class members’ claims against the Company and certain of its former officers and directors.  It would provide for a payment to the plaintiffs of $90 million, of which $45 million is to be paid by the Company’s insurance carriers and $45 million by the Company.

Class members will receive notice and have a right to object to and/or opt out of the settlement.  Final consummation of the settlement will occur upon the entry of final judgment by the court approving the settlement as fair to all class members. The timing of approval process is dependent on the court’s calendar.  However, the Company expects that the approval process will be completed before the end of the calendar year 2009.

“The proposed settlement of this class action lawsuit is a significant step in our efforts to resolve the legacy legal issues of the Company,” said Oleg Khaykin, President and Chief Executive Officer of International Rectifier. “We are pleased to have an agreement in principle so we can focus our time and efforts on core activities and the growth of our business.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

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Contacts:

International Rectifier Corporation
Investors
Portia Switzer
310-726-8254
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Chris Toth
310-252-7731
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Media
Graham Robertson
310-529-0321